UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 30, 2005
Date of report (Date of earliest event reported)

APPLERA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-4389	06-1534213
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS Employer Identification No.)

301 Merritt 7
Norwalk, Connecticut 06851
(Address of Principal Executive Offices, Including Zip Code)

(203) 840-2000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 30, 2005, Applera Corporation (the “Company”) adopted the Applera Corporation Supplemental Executive Retirement Plan (the “SERP”). The SERP, which is effective as of December 31, 2005, provides supplemental retirement benefits for a select group of management or highly compensated employees of the Company. Payments under the SERP will be made from the general assets of the Company or from the assets of a trust, if any, established as part of the SERP.

The initial group of individuals eligible for the SERP approved by the Management Resources Committee (“MRC”) of the Company’s Board of Directors are: Catherine M. Burzik, Barbara J. Kerr, Kathy Ordoñez, William B. Sawch, and Dennis L. Winger. No other individuals are currently eligible to participate in the SERP. Eligible individuals become participants automatically, but continued participation in the SERP is at the discretion of the Board.

The SERP provides monthly benefit payments for a participant’s lifetime based on “final average compensation” and “benefit service” and begin at the participant’s normal retirement date (the first day of the month on or after the later of the participant’s 65th birthday or completion of five years of vesting service). The benefit formula is 50% of the participant’s “final average compensation,” earned over 15 years of “benefit service.” If a participant has less than 15 years of “benefit service,” the benefit is reduced by a fraction, the numerator of which is actual “benefit service” and the denominator of which is 15. The SERP also provides death benefits for participants and vested former participants who die before benefit payments commence.

“Final average compensation” is defined as the highest average compensation (base salary and annual bonuses) during any sixty consecutive calendar month period (or lesser period, if applicable) during which the participant was eligible for the SERP. The SERP defines “benefit service” as the aggregate of all periods of employment, determined in periods of whole months, while serving on the Company’s Executive Committee, including periods before the establishment of the SERP.

If a participant’s employment is terminated as a result of a change of control, the participant will be credited with three additional years of benefit service and final average compensation will be calculated based on compensation in the last twelve months, if greater than final average compensation as normally calculated. Participants who are employed by the Company at the time of a change of control will become fully vested.

Participants are vested in their SERP benefit after five years of vesting service, which includes all periods of employment with the Company. Participants automatically become vested if terminated by the Company without cause or die or become disabled while employed by the Company. Participants who are terminated for “cause” or participants who fail to satisfy their ongoing “duty of loyalty” will forfeit their benefits under the SERP. “Cause” is defined as termination of employment upon the willful and continued failure to perform substantially duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) or willfully engaging in illegal conduct which is materially and demonstrably injurious to the Company. The “duty of loyalty” requires participants to: give the Company reasonable notice of intent to retire and facilitate the transition of responsibilities; provide reasonable assistance to the Company during retirement; and not act contrary to the Company’s best interests (including adherence to the Company’s non-compete restrictions).

Participants may elect to receive their benefit as a single life annuity, a contingent 50% joint and survivor annuity, or a contingent 100% joint and survivor annuity. Generally, benefits are payable at the participant’s normal retirement date. However, participants may choose to receive a reduced benefit starting on their early retirement date (the first day of the month on or after the later of reaching age 55, the completion of five years of vesting service, or termination of employment). Benefits that begin before a participant’s normal retirement date will be reduced ¼ of 1% for each month by which payments precede such participant’s normal retirement date. Initial and subsequent elections as to form and time of payment shall be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations thereunder. Also, payments to participants who are “specified employees” within the meaning of Section 409A of the Code and regulations thereunder will be delayed for a six month period following termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLERA CORPORATION

By:	/s/ Dennis L. Winger

Dennis L. Winger
Senior Vice President and
Chief Financial Officer

Dated: January 6, 2006